UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 7, 2015

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2015, the Board of Directors (the “Board”) of Kosmos Energy Ltd. (the “Company”) appointed Mr. Yves-Louis Darricarrère as a member of the Board, effective immediately. Mr. Darricarrère’s committee assignments will be determined at a later date.

There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Darricarrère has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Darricarrère and any other persons pursuant to which he was appointed to the Board. There are no family relationships between Mr. Darricarrère and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Darricarrère will be entitled to receive cash retainers and equity awards under the Company’s Long Term Incentive Plan for his Board and any committee service, in accordance with the Company’s standard compensation arrangement for non-employee directors who are not affiliated with the Company’s significant shareholders (as such arrangement may be adjusted by the Compensation Committee of the Board from time to time), which is described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 28, 2015.

The Company is filing a copy of the press release announcing Mr. Darricarrère’s appointment to the Board as Exhibit 99.1 hereto, which is incorporated by reference to this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2015

KOSMOS ENERGY LTD.

	By:	/s/ Thomas P. Chambers
Thomas P. Chambers
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated December 9, 2015